Exhibit 21

SUBSIDIARIES OF NEXTERA ENERGY, INC.

NextEra Energy, Inc.'s principal subsidiaries as of December 31, 2018 are listed below.

	Subsidiary	State or Jurisdiction of Incorporation or Organization

1.	Florida Power & Light Company (100%-owned)	Florida
2.	NextEra Energy Capital Holdings, Inc. (100%-owned)	Florida
3.	NextEra Energy Resources, LLC(a)(b)	Delaware
4.	Palms Insurance Company, Limited(b)	Cayman Islands
__________________

(a)	Includes 1,165 subsidiaries that operate in the United States and 157 subsidiaries that operate in foreign countries in the same line of business as NextEra Energy Resources, LLC.

(b)	100%-owned subsidiary of NextEra Energy Capital Holdings, Inc.